AMERICAN HIGH-INCOME TRUST
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$523,835
Class B	$51,233
Class C	$52,182
Class F	$42,973
Total	$670,223
Class 529-A	$4,127
Class 529-B	$879
Class 529-C	$1,818
Class 529-E	$240
Class 529-F	$176
Class R-1	$301
Class R-2	$3,992
Class R-3	$5,166
Class R-4	$2,449
Class R-5	$5,244
Total	$24,392

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8927
Class B	$0.7969
Class C	$0.7891
Class F	$0.8821
Class 529-A	$0.8804
Class 529-B	$0.7733
Class 529-C	$0.7745
Class 529-E	$0.8403
Class 529-F	$0.8825
Class R-1	$0.7847
Class R-2	$0.7885
Class R-3	$0.8363
Class R-4	$0.8836
Class R-5	$0.9200

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	606,805
Class B	62,824
Class C	65,482
Class F	51,861
Total	786,972
Class 529-A	5,418
Class 529-B	1,244
Class 529-C	2,605
Class 529-E	333
Class 529-F	228
Class R-1	489
Class R-2	6,070
Class R-3	7,899
Class R-4	3,457
Class R-5	5,111
Total	32,854

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.27
Class B	$12.27
Class C	$12.27
Class F	$12.27
Class 529-A	$12.27
Class 529-B	$12.27
Class 529-C	$12.27
Class 529-E	$12.27
Class 529-F	$12.27
Class R-1	$12.27
Class R-2	$12.27
Class R-3	$12.27
Class R-4	$12.27
Class R-5	$12.27